Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS SECOND QUARTER 2016 RESULTS

DALLAS, Texas, August 3, 2016 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the second quarter of 2016.

Second Quarter 2016 Highlights

•
Record average daily production of approximately 28,000 barrels of oil equivalent (“BOE”) per day, an increase of 18% sequentially, as compared to approximately 23,800 BOE per day in the first quarter of 2016 and an increase of 5% year-over-year, as compared to approximately 26,600 BOE per day in the second quarter of 2015.

•
Capital expenditures during the first six months of 2016 of approximately $198 million, in line with the Company’s forecast of $192 million. By comparison, Matador’s capital expenditures during the first six months of 2015 were $266 million (excluding capital expenditures associated with the merger with Harvey E. Yates Company).

•
Net loss of $105.9 million, or $1.15 per diluted share, versus a net loss of $107.7 million, or $1.26 per diluted share, in the first quarter of 2016 and a net loss of $157.1 million, or $1.89 per diluted share, in the second quarter of 2015.

•
Adjusted net loss, a non-GAAP financial measure, of $1.3 million, or $0.01 per diluted share, in the second quarter of 2016, excluding certain non-cash items of $103.8 million resulting from a full-cost ceiling impairment charge of $78.2 million, a non-cash loss on derivatives of $26.6 million and a net deferred gain on asset sales of $1.0 million.

•
Adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA”), a non-GAAP financial measure, of $39.0 million, an increase of 126% sequentially, as compared to $17.2 million in the first quarter of 2016, and a decrease of 42% year-over-year, as compared to $66.7 million in the second quarter of 2015.

•
Lease operating expenses (“LOE”) of $5.17 per BOE, a decrease of 28% sequentially, as compared to $7.14 per BOE in the first quarter of 2016, and a decrease of 16% year-over-year, as compared to $6.18 per BOE in the second quarter of 2015.

•
As previously disclosed in Matador’s July 18, 2016 Operational Update, well results, drilling times and well costs continue to improve in both the Wolf and Rustler Breaks prospect areas. Matador has either approached or achieved its year-end 2016 drilling time and well cost targets by mid-year.

•	On August 3, 2016, Matador affirmed or increased certain elements of its 2016 guidance, based on a 3-rig drilling program, as follows:

◦	Total capital expenditures guidance affirmed at $325 million;

◦	Total oil production guidance affirmed at 4.9 to 5.1 million barrels;

◦	Total natural gas production guidance increased from 26.0 to 28.0 billion cubic feet to 28.0 to 29.0 billion cubic feet;

◦	Total oil equivalent production guidance increased from 9.2 to 9.8 million BOE to 9.6 to 9.9 million BOE; and

◦
Adjusted EBITDA guidance increased from $120 to $130 million to $130 to $140 million based on actual results for the first six months of 2016 and estimated oil and natural gas prices for the remainder of 2016 using futures pricing as of late July 2016.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Net Production Volumes:(1)
Oil (MBbl)(2)	1,230	1,044	1,260
Natural gas (Bcf)(3)	7.9	6.8	7.0
Total oil equivalent (MBOE)(4)	2,550	2,170	2,421
Average Daily Production Volumes:(1)
Oil (Bbl/d)	13,516	11,473	13,847
Natural gas (MMcf/d)	87.0	74.2	76.5
Total oil equivalent (BOE/d)(5)	28,022	23,846	26,601
Average Sales Prices:
Oil, with realized derivatives (per Bbl)	$43.29	$34.12	$62.72
Oil, without realized derivatives (per Bbl)	$42.84	$28.89	$54.37
Natural gas, with realized derivatives (per Mcf)	$2.34	$2.27	$3.24
Natural gas, without realized derivatives (per Mcf)	$2.10	$2.04	$2.78
Revenues (millions):
Oil and natural gas revenues	$69.3	$43.9	$87.8
Realized gain on derivatives	$2.5	$7.1	$13.8
Operating Expenses (per BOE):
Production taxes and marketing	$4.14	$3.64	$4.24
Lease operating	$5.17	$7.14	$6.18
Depletion, depreciation and amortization	$12.25	$13.33	$21.39
General and administrative(6)	$5.18	$6.07	$5.35
Total(7)	$26.74	$30.18	$37.16
Net loss (8) (millions):	$(105.9)	$(107.7)	$(157.1)
Adjusted EBITDA (millions):(9)	$39.0	$17.2	$66.7
Loss per share (diluted):	$(1.15)	$(1.26)	$(1.89)
Adjusted earnings (loss) per share (diluted):(10)	$(0.01)	$(0.16)	$0.05

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(6) Includes approximately $1.30, $1.03 and $1.16 per BOE of non-cash, stock-based compensation expenses in the second quarter of 2016, the first quarter of 2016 and the second quarter of 2015, respectively.
(7) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(8) Attributable to Matador Resources Company shareholders.
(9) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(10) Adjusted loss per share is a non-GAAP financial measure. For a definition of adjusted earnings (loss) per share and a reconciliation of adjusted earnings (loss) per share (non-GAAP) to earnings (loss) per share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

A short presentation summarizing the highlights of Matador’s second quarter 2016 earnings release is also included on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “As evidenced by our second quarter results, Matador’s ongoing efforts to drill ‘better wells for less money’ is continuing to pay dividends, even in today’s challenging oil and natural gas price environment. As I said in our latest annual report, in this environment, we must and will focus on those things we can control in our operations, and we are confident our asset teams will continue to work together creatively to meet this challenge and to add real value for our shareholders through execution and innovation, as they have done in the past. Increases in production and reserves, improvements in well costs and total unit costs and expected additions to our inventory of engineered drilling locations in the Delaware Basin reflect these achievements.

“One of the goals we highlighted at our Analyst Day presentation in early February 2016 was funding our ‘outspend’ in 2016, the same challenge we met successfully in 2015 with the $143 million sale of our cryogenic natural gas processing plant in Loving County, Texas and strategic financings. Today, we have a number of options to close the remaining funding gap, ranging from our undrawn line of credit to a sale of or joint venture with one of our midstream assets or a sale of or joint venture with one or more of our non-core oil and natural gas assets. We are evaluating and considering a number of interesting options. In doing so, we are determined to work methodically and carefully to maximize the financial and operational value of our various assets to our ongoing exploration and production needs.

“Finally, as we look ahead to the second half of 2016 and 2017, we are confident that, as they did in this quarter, our people, properties and financial resources will continue to deliver the positive results our shareholders expect and deserve.”

Second Quarter 2016 Operating and Financial Results

Production and Revenues

Average daily oil equivalent production increased 18% sequentially from 23,846 BOE per day (48% oil) in the first quarter of 2016 to 28,022 BOE per day (48% oil) in the second quarter of 2016, and increased 5% year-over-year from 26,601 BOE per day (52% oil) in the second quarter of 2015. Matador’s second quarter 2016 average daily oil equivalent production of 28,022 BOE per day was the best quarterly result in the Company’s history.

Average daily oil production increased 18% sequentially from 11,473 barrels per day in the first quarter of 2016 to 13,516 barrels per day in the second quarter of 2016, and decreased 2% year-over-year from 13,847 barrels per day in the second quarter of 2015. Matador’s second quarter 2016 average daily oil production of 13,516 barrels per day was the second best quarterly result in the Company’s history, exceeded only by the second quarter of 2015, a period during which Matador decreased its drilling program from five operated rigs in the first quarter of 2015 to two operated rigs in the second quarter of 2015.

Average daily natural gas production increased 17% sequentially from 74.2 million cubic feet per day in the first quarter of 2016 to 87.0 million cubic feet per day in the second quarter of 2016, and increased 14% year-over-year from 76.5 million cubic feet per day in the second quarter of 2015. Matador’s second quarter 2016 average daily natural gas production was the best quarterly result in the Company’s history.

These second quarter increases in oil and natural gas production exceeded the Company’s expectations and were primarily attributable to both the productivity of recent completions, as well as the flush production resulting from a total of 19 gross (16.4 net) operated horizontal Wolfcamp A and B wells placed on production in the Wolf and Rustler Breaks prospect areas during the second quarter, including three new tests of the Blair shale (deepest tested bench of the Wolfcamp B) that produced comparable volumes of oil to previous Wolfcamp B tests, but with higher volumes of natural gas.

Oil and natural gas revenues increased 58% sequentially from $43.9 million in the first quarter of 2016 to $69.3 million in the second quarter of 2016, and decreased 21% year-over-year from $87.8 million in the second quarter of 2015. Realized oil and natural gas prices increased from $28.89 per barrel and $2.04 per thousand cubic feet in the first quarter of 2016 to $42.84 per barrel and $2.10 per thousand cubic feet, respectively, in the second quarter of 2016, and decreased from $54.37 per barrel and $2.78 per thousand cubic feet, respectively, in the second quarter of 2015.

Total realized revenues, including realized hedging gains, increased 41% sequentially from $51.0 million in the first quarter of 2016 to $71.8 million in the second quarter of 2016, and decreased 29% year-over-year from $101.6 million in the second quarter of 2015. Realized hedging gains, primarily from oil and natural gas hedges, were $2.5 million in the second quarter of 2016, as compared to realized hedging gains of $7.1 million in the first quarter of 2016 and $13.8 million in the second quarter of 2015.

Net Income (Loss) and Earnings (Loss) Per Share

For the second quarter of 2016, Matador reported a net loss of approximately $105.9 million, or $1.15 per diluted common share on a GAAP basis, as compared to a net loss of approximately $107.7 million, or $1.26 per diluted common share, in the first quarter of 2016, and as compared to a net loss of $157.1 million, or $1.89 per diluted common share, in the second quarter of 2015. Virtually all of the second quarter 2016 net loss (GAAP basis) was attributable to non-cash items, and excluding those items from the net loss resulted in an adjusted net loss, a non-GAAP financial measure, of approximately $1.3 million, or $0.01 per diluted common share.

Matador’s net loss (GAAP basis) for the second quarter of 2016 was negatively impacted by (1) a non-cash, unrealized loss on derivatives of $26.6 million and (2) a non-cash, full-cost ceiling impairment of $78.2 million. Matador’s net loss for the second quarter of 2016 was favorably impacted and mitigated by (1) improved oil and natural gas prices, as compared to the first quarter of 2016, (2) a realized gain on derivatives of $2.5 million, (3) a non-cash gain on asset sales of $1.0 million and (4) significant reductions in total unit operating expenses sequentially and year-over-year.

For a reconciliation of adjusted net income (non-GAAP) and adjusted earnings (loss) per common share (non-GAAP) to net income (loss)(GAAP) and earnings (loss) per common share (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, increased 126% sequentially from $17.2 million in the first quarter of 2016 to $39.0 million in the second quarter of 2016, and decreased 42% year-over-year from $66.7 million in the second quarter of 2015. The sequential increase in Adjusted EBITDA was primarily attributable to the increase in both oil and natural gas production and realized oil and natural gas prices during the second quarter of 2016 as compared to the first quarter of 2016. The year-over-year decrease in Adjusted EBITDA was primarily attributable to the decline in oil and natural gas prices between the respective periods.

For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operating Expenses

Production Taxes and Marketing

Production taxes and marketing expenses on a unit-of-production basis increased 14% sequentially from $3.64 per BOE in the first quarter of 2016 to $4.14 per BOE in the second quarter of 2016, and decreased 2% year-over-year from $4.24 per BOE in the second quarter of 2015. Production taxes and marketing expenses of $4.14 per BOE in the second quarter were slightly below the Company’s projections of $4.25 per BOE for 2016.

Lease Operating Expenses (“LOE”)

Lease operating expenses on a unit-of-production basis decreased 28% sequentially from $7.14 per BOE in the first quarter of 2016 to $5.17 in the second quarter of 2016, and decreased 16% year-over-year from $6.18 per BOE in the second quarter of 2015. LOE of $5.17 per BOE for the second quarter of 2016 was below the low end of Matador’s 2016 LOE estimates that were projected to decline from $6.50 to $5.50 per BOE throughout the course of the year and represented a significant improvement in the Company’s LOE per unit-of-production over prior periods.

This decrease in unit-of-production lease operating expenses was primarily attributable to several key factors, including (1) decreased field supervisory costs as a number of third-party contractors became full-time Matador employees during the second quarter, (2) decreased water disposal costs attributable to Matador’s own salt water disposal facilities, as well as new water disposal agreements negotiated with third parties, (3) decreased supervisory and chemical costs associated with the Company’s Eagle Ford operations and (4) increased oil equivalent production both sequentially and year-over-year.

Depletion, depreciation and amortization (“DD&A”)

Depletion, depreciation and amortization expenses on a unit-of-production basis decreased 8% sequentially from $13.33 per BOE in the first quarter of 2016 to $12.25 per BOE in the second quarter of 2016, and decreased 43% year-over-year from $21.39 per BOE in the second quarter of 2015. The decrease in DD&A expenses resulted both from the increases in Matador’s total proved reserves between the respective periods, as well as the decreases in unamortized property costs resulting from full-cost ceiling impairments in 2015 and 2016.

Full-cost ceiling impairment

Matador recorded a full-cost ceiling impairment of $78.2 million for the second quarter of 2016, as reflected on the Company’s unaudited condensed consolidated statement of operations for the three months ended June 30, 2016.

Matador uses the full-cost method of accounting for its investments in oil and natural gas properties. Due to the sharp decline in commodity prices since mid-year 2014, the unweighted trailing 12-month arithmetic average oil and natural gas prices that exploration and production companies are required to use in estimating total proved reserves and present value, discounted at 10% (“PV-10”), have also declined significantly. At June 30, 2016, these average oil and natural gas prices were $39.63 per barrel and $2.24 per MMBtu, respectively, as compared to $42.77 per barrel and $2.40 per MMBtu, respectively, at March 31, 2016. This decline in the trailing 12-month unweighted average commodity prices of $3.14 per barrel for oil and $0.16 per MMBtu for natural gas continued to impact the overall discounted value of the Company’s proved oil and natural gas reserves. Thus, although Matador’s proved oil and natural gas reserves grew by 6% in the second quarter of 2016 (and have grown by 12% in the first six months of 2016), the PV-10 of its proved reserves declined. As a result, the Company’s net capitalized costs exceeded the full-cost ceiling by $78.2 million for the three months ended June 30, 2016. Matador anticipates additional full-cost ceiling impairments could be dictated in future periods until the trailing 12-month unweighted average oil and natural gas prices used to estimate total proved reserves and PV-10 are no longer declining.

General and administrative (“G&A”)

General and administrative expenses on a unit-of-production basis decreased 15% sequentially from $6.07 per BOE in the first quarter of 2016 to $5.18 per BOE in the second quarter of 2016, and decreased 3% year-over-year from $5.35 per BOE in the second quarter of 2015. General and administrative expenses for the second quarter of 2016 also included non-cash, stock compensation expense of $1.30 per BOE, as compared to $1.03 per BOE in the first quarter of 2016 and $1.16 per BOE in the second quarter of 2015.

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at June 30, 2016, December 31, 2015 and June 30, 2015.

	June 30, 2016	December 31, 2015	June 30, 2015
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	52,337	45,644	40,594
Natural Gas (Bcf)(4)	258.7	236.9	278.6
Total (MBOE)(5)	95,457	85,127	87,027
Estimated proved developed reserves:
Oil (MBbl)(3)	19,913	17,129	17,514
Natural Gas (Bcf)(4)	114.4	101.4	100.2
Total (MBOE)(5)	38,978	34,037	34,217
Percent developed	40.8%	40.0%	39.3%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	32,424	28,515	23,080
Natural Gas (Bcf)(4)	144.3	135.5	178.4
Total (MBOE)(5)	56,479	51,090	52,810
Standardized Measure (in millions)	$468.3	$529.2	$864.1
PV-10(6) (in millions)	$473.2	$541.6	$942.8

(1)	Numbers in table may not total due to rounding.

(2)
Our estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of the first-day-of-the-month prices for the period from July 2015 through June 2016 were $39.63 per Bbl for oil and $2.24 per MMBtu for natural gas, for the period from January 2015 through December 2015 were $46.79 per Bbl for oil and $2.59 per MMBtu for natural gas and for the period from July 2014 through June 2015 were $68.17 per Bbl for oil and $3.39 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. We report our proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids associated with the natural gas is included in the estimated wellhead natural gas price on those properties where the natural gas liquids are extracted and sold.

(3)	One thousand barrels of oil.

(4)	One billion cubic feet of natural gas.

(5)	One thousand barrels of oil equivalent, estimated using a conversion ratio of one Bbl of oil per six Mcf of natural gas.

(6)	PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Matador’s estimated total proved oil and natural gas reserves were 95.5 million BOE at June 30, 2016, an all-time high, including 52.3 million barrels of oil and 258.7 billion cubic feet of natural gas, with a Standardized Measure of $468.3 million (GAAP basis) and a PV-10, a non-GAAP financial measure, of $473.2 million, an increase of 12% as compared to estimated total proved oil and natural gas reserves of 85.1 million BOE at December 31, 2015, including 45.6 million barrels of oil and 236.9 billion cubic feet of natural gas, with a Standardized Measure of $529.2 million and a PV-10 of $541.6 million.

Proved oil reserves increased 15% from 45.6 million barrels at December 31, 2015 to 52.3 million barrels at June 30, 2016, and increased 29% from 40.6 million barrels at June 30, 2015. At June 30, 2016, approximately 55% of the Company’s total proved reserves were oil and 45% were natural gas. By comparison, at June 30, 2015, approximately 47% of the Company’s total proved reserves were oil and 53% were natural gas. Primarily as a result of the continued decline in oil and natural gas prices used to estimate proved reserves at June 30, 2016, certain of the Company’s proved undeveloped reserves were reclassified to contingent resources and are no longer considered proved reserves under applicable Securities and Exchange Commission (“SEC”) guidelines.

The reserves estimates in all periods presented were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operational Update

Matador provided a detailed summary of its second quarter 2016 operations and well results in a separate release on July 18, 2016. Readers are referred to that release for additional information on the Company’s second quarter operations and achievements, which can be found on Matador’s website at www.matadorresources.com on the News page under the Investors tab.

Midstream Update

Matador’s midstream operations continue to grow and expand. As of July 2016, Matador’s midstream operations included approximately 90 miles of high pressure steel pipeline, primarily for oil and natural gas gathering in the Delaware Basin, but also in South Texas and Northwest Louisiana, and 30 miles of poly pipe, primarily for water gathering in the Delaware Basin. The Company also owns and operates a commercial salt water disposal facility in its Wolf prospect area in Loving County, Texas, where it is disposing of approximately 45,000 barrels per day of salt water for both Matador and third parties.

Matador is currently building a cryogenic natural gas processing plant and the associated natural gas gathering system in the Rustler Breaks prospect area to support its ongoing and future development efforts there. The Rustler Breaks processing plant is expected to have an inlet capacity of approximately 60 million cubic feet of natural gas per day, and at August 3, 2016, the installation of this plant is nearing completion. The construction of this processing plant continues to proceed on time and on budget, and Matador expects the plant to become operational later in August. The Company has also completed the installation and testing of the 12-inch natural gas gathering line running throughout the length of its Rustler Breaks acreage position, and this natural gas gathering line is now being used to gather much of Matador’s natural gas production at Rustler Breaks.

Delaware Basin Acreage Update

At December 31, 2015, Matador held 157,100 gross (88,800 net) acres in the Permian Basin, primarily in the Delaware Basin in Lea and Eddy Counties, New Mexico and Loving County, Texas. Between January 1 and August 3, 2016, the Company added approximately 6,400 gross (3,100 net) acres in Southeast New Mexico and West Texas, bringing Matador’s total Permian Basin acreage position to 161,900 gross (91,100 net) acres, almost all of which is located in the Delaware Basin.

Matador’s Permian Basin Acreage at August 3, 2016 (approximate):

Prospect Area	Gross Acres	Net Acres
Ranger (Lea County, NM)	32,000	19,200
Arrowhead (Eddy County, NM)	47,600	16,900
Rustler Breaks (Eddy County, NM)	23,500	15,200
Wolf and Jackson Trust (Loving County, TX)	12,900	7,800
Twin Lakes (Lea County, NM)	43,500	30,400
Other	2,400	1,600
Total	161,900	91,100

During the second quarter of 2016, Matador also acquired mineral ownership in approximately 7,900 gross (1,700 net) acres in its Rustler Breaks, Wolf and Ranger/Arrowhead prospect areas. Approximately 50% of these minerals were being leased by Matador, 25% were leased to other operators and 25% were unleased.

Capital Spending Update

Matador incurred total capital spending of approximately $198.0 million during the first six months of 2016, in line with the $192.0 million in capital spending anticipated at mid-year.

At August 3, 2016, the Company had no outstanding borrowings and approximately $0.8 million in outstanding letters of credit under its revolving credit facility, and the borrowing base under its revolving credit facility was $300 million. Matador has ample liquidity to continue its three-rig drilling program in the Delaware Basin for the remainder of 2016 and 2017.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.

At August 3, 2016, Matador had the following hedges in place, in the form of costless collars, for the remainder of 2016.

•	Approximately 1.2 million barrels of oil at a weighted average floor price of $42 per barrel and a weighted average ceiling price of $61 per barrel.

•	Approximately 6.2 billion cubic feet of natural gas at a weighted average floor price of $2.63 per MMBtu and a weighted average ceiling price of $3.62 per MMBtu.

Matador estimates that it now has approximately 50% of its anticipated oil production and approximately 55% of its anticipated natural gas production hedged for the remainder of 2016 based on the midpoint of its updated production guidance.

At August 3, 2016, Matador had the following hedges in place, in the form of costless collars, for 2017.

•	Approximately 1.6 million barrels of oil at a weighted average floor price of $39 per barrel and a weighted average ceiling price of $48 per barrel.

•	Approximately 14.6 billion cubic feet of natural gas at a weighted average floor price of $2.38 per MMBtu and a weighted average ceiling price of $3.48 per MMBtu.

2016 Guidance Update

At August 3, 2016, Matador affirmed or increased certain elements of its 2016 guidance as summarized in the highlights section at the beginning of this release.

At August 3, Matador provides the following update of its anticipated production profile for the remainder of 2016.

•	Oil production is expected to increase by 6 to 7% in the third quarter and by approximately the same amount again in the fourth quarter of 2016.

•
Natural gas production is expected to decline by about 8 to 9% in the third quarter and then by another 4 to 5% in the fourth quarter of 2016 as a result of (1) declines in the flush production from new wells completed in the Delaware Basin in the second quarter, (2) a shift in Matador’s drilling program for the remainder of 2016, including moving one rig to its Ranger/Arrowhead prospect area, where gas-oil ratios are much lower and (3) anticipated natural gas production declines attributable to essentially no drilling activity in the Eagle Ford and Haynesville shale plays during 2016.

•
Total oil equivalent production is expected to remain relatively flat to second quarter 2016 production volumes during the remaining two quarters of 2016, with oil production continuing to grow and the oil volume mix increasing from approximately 48% by volume in the second quarter to approximately 55% by volume in the fourth quarter of 2016. This increasing percentage of oil production should continue to improve the Company’s operating margins throughout the remainder of 2016.

Conference Call Information

The Company will host a live conference call on Thursday, August 4, 2016, at 9:00 a.m. Central Time to review second quarter 2016 financial results and operational highlights. To access the conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 47930778. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through August 31, 2016.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to integrate acquisitions, including the merger with Harvey E. Yates Company; its ability to make other acquisitions on economically acceptable terms; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s SEC filings, including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
mschmitz@matadorresources.com

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2016	December 31, 2015
ASSETS
Current assets
Cash	$40,873	$16,732
Restricted cash	460	44,357
Accounts receivable
Oil and natural gas revenues	25,382	16,616
Joint interest billings	16,641	16,999
Other	5,137	10,794
Derivative instruments	117	16,284
Lease and well equipment inventory	3,002	2,022
Prepaid expenses	3,017	3,203
Total current assets	94,629	127,007
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	2,272,738	2,122,174
Unproved and unevaluated	397,883	387,504
Other property and equipment	122,374	86,387
Less accumulated depletion, depreciation and amortization	(1,802,464)	(1,583,659)
Net property and equipment	990,531	1,012,406
Other assets	928	1,448
Total assets	$1,086,088	$1,140,861
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,468	$10,966
Accrued liabilities	80,754	92,369
Royalties payable	16,646	16,493
Amounts due to affiliates	4,032	5,670
Derivative instruments	9,760	—
Advances from joint interest owners	5,783	700
Deferred gain on plant sale	5,903	4,830
Amounts due to joint ventures	3,522	2,793
Income taxes payable	—	2,848
Other current liabilities	210	161
Total current liabilities	136,078	136,830
Long-term liabilities
Senior unsecured notes payable	391,845	391,254
Asset retirement obligations	18,498	15,166
Amounts due to joint ventures	3,228	3,956
Derivative instruments	7,538	—
Deferred gain on plant sale	99,286	102,506
Other long-term liabilities	7,086	2,190
Total long-term liabilities	527,481	515,072
Shareholders’ equity
Common stock - $0.01 par value, 120,000,000 shares authorized; 93,374,455 and 85,567,021 shares issued; and 93,290,199 and 85,564,435 shares outstanding, respectively	934	856
Additional paid-in capital	1,172,983	1,026,077
Retained deficit	(752,437)	(538,930)
Total Matador Resources Company shareholders’ equity	421,480	488,003
Non-controlling interest in subsidiaries	1,049	956
Total shareholders’ equity	422,529	488,959
Total liabilities and shareholders’ equity	$1,086,088	$1,140,861

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Oil and natural gas revenues	$69,336	$87,848	$113,262	$150,314
Realized gain on derivatives	2,465	13,780	9,528	32,285
Unrealized loss on derivatives	(26,625)	(23,532)	(33,464)	(32,090)
Total revenues	45,176	78,096	89,326	150,509
Expenses
Production taxes and marketing	10,556	10,258	18,459	17,308
Lease operating	13,174	14,950	28,664	27,996
Depletion, depreciation and amortization	31,248	51,768	60,170	98,239
Accretion of asset retirement obligations	289	132	552	244
Full-cost ceiling impairment	78,171	229,026	158,633	296,153
General and administrative	13,197	12,961	26,360	26,372
Total expenses	146,635	319,095	292,838	466,312
Operating loss	(101,459)	(240,999)	(203,512)	(315,803)
Other income (expense)
Net gain (loss) on asset sales and inventory impairment	1,002	—	2,067	(97)
Interest expense	(6,167)	(5,869)	(13,365)	(7,939)
Interest and other income	877	502	1,396	886
Total other expense	(4,288)	(5,367)	(9,902)	(7,150)
Loss before income taxes	(105,747)	(246,366)	(213,414)	(322,953)
Income tax provision (benefit)
Deferred	—	(89,350)	—	(115,740)
Total income tax benefit	—	(89,350)	—	(115,740)
Net loss	(105,747)	(157,016)	(213,414)	(207,213)
Net income attributable to non-controlling interest in subsidiaries	(106)	(75)	(93)	(111)
Net loss attributable to Matador Resources Company shareholders	$(105,853)	$(157,091)	$(213,507)	$(207,324)
Earnings (loss) per common share
Basic	$(1.15)	$(1.89)	$(2.40)	$(2.65)
Diluted	$(1.15)	$(1.89)	$(2.40)	$(2.65)
Weighted average common shares outstanding
Basic	92,346	82,938	88,826	78,379
Diluted	92,346	82,938	88,826	78,379

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Six Months Ended June 30,
	2016	2015
Operating activities
Net loss	$(213,414)	$(207,213)
Adjustments to reconcile net loss to net cash provided by operating activities
Unrealized loss on derivatives	33,464	32,090
Depletion, depreciation and amortization	60,170	98,239
Accretion of asset retirement obligations	552	244
Full-cost ceiling impairment	158,633	296,153
Stock-based compensation expense	5,553	5,131
Deferred income tax benefit	—	(115,740)
Amortization of debt issuance cost	592	—
Net (gain) loss on asset sales and inventory impairment	(2,067)	97
Changes in operating assets and liabilities
Accounts receivable	(2,751)	(12,161)
Lease and well equipment inventory	(514)	(269)
Prepaid expenses	186	(1,143)
Other assets	520	446
Accounts payable, accrued liabilities and other current liabilities	2,451	13,316
Royalties payable	153	4,253
Advances from joint interest owners	5,083	447
Income taxes payable	(2,848)	(444)
Other long-term liabilities	3,837	(56)
Net cash provided by operating activities	49,600	113,390
Investing activities
Oil and natural gas properties capital expenditures	(162,381)	(237,027)
Expenditures for other property and equipment	(47,548)	(32,885)
Business combination, net of cash acquired	—	(23,671)
Restricted cash	43,437	—
Restricted cash in less-than-wholly-owned subsidiaries	460	(413)
Net cash used in investing activities	(166,032)	(293,996)
Financing activities
Repayments of borrowings	—	(476,982)
Borrowings under Credit Agreement	—	125,000
Proceeds from issuance of senior unsecured notes	—	400,000
Cost to issue senior unsecured notes	—	(8,789)
Proceeds from issuance of common stock	142,350	188,720
Cost to issue equity	(768)	(1,172)
Proceeds from stock options exercised	—	10
Capital contribution from non-controlling interest owners in less-than-wholly-owned subsidiaries	—	600
Taxes paid related to net share settlement of stock-based compensation	(1,009)	(1,565)
Net cash provided by financing activities	140,573	225,822
Increase in cash	24,141	45,216
Cash at beginning of period	16,732	8,407
Cash at end of period	$40,873	$53,623

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

	Three Months Ended
(In thousands)	June 30, 2016	March 31, 2016	June 30, 2015
Unaudited Adjusted EBITDA Reconciliation to Net Loss:
Net loss attributable to Matador Resources Company shareholders	$(105,853)	$(107,654)	$(157,091)
Interest expense	6,167	7,197	5,869
Total income tax benefit	—	—	(89,350)
Depletion, depreciation and amortization	31,248	28,923	51,768
Accretion of asset retirement obligations	289	264	132
Full-cost ceiling impairment	78,171	80,462	229,026
Unrealized loss on derivatives	26,625	6,839	23,532
Stock-based compensation expense	3,310	2,243	2,794
Net gain on asset sales and inventory impairment	(1,002)	(1,065)	—
Adjusted EBITDA	$38,955	$17,209	$66,680

	Three Months Ended
(In thousands)	June 30, 2016	March 31, 2016	June 30, 2015
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$31,242	$18,358	$20,043
Net change in operating assets and liabilities	1,944	(8,059)	40,843
Interest expense, net of non-cash portion	5,875	6,897	5,869
Net loss (income) attributable to non-controlling interest in subsidiaries	(106)	13	(75)
Adjusted EBITDA	$38,955	$17,209	$66,680

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share

This press release includes the non-GAAP financial measures of adjusted net income (loss) and adjusted earnings (loss) per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and nonrecurring transaction costs for certain acquisitions along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income (loss) and adjusted earnings (loss) per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income (loss) and adjusted earnings (loss) per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended June 30, 2016		Three Months Ended March 31, 2016		Three Months Ended June 30, 2015
(In thousands, except per share data)
Unaudited Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share Reconciliation to Net Loss:
Net loss attributable to Matador Resources Company shareholders	$(105,853)		$(107,654)		$(157,091)
Total income tax benefit	—		—		(89,350)
Loss attributable to Matador Resources Company shareholders before taxes	(105,853)		(107,654)		(246,441)
Less non-recurring and unrealized charges to net income (loss) before taxes:
Full-cost ceiling impairment	78,171		80,462		229,026
Unrealized loss on derivatives	26,625		6,839		23,532
Net gain on asset sales and inventory impairment	(1,002)		(1,065)		—
Non-recurring transaction costs associated with the HEYCO merger	—		—		275
Adjusted income (loss) attributable to Matador Resources Company shareholders before taxes	(2,059)		(21,418)		6,392
Income tax (benefit) provision	(721)	(1)	(7,496)	(1)	1,915	(2)
Adjusted net income (loss) attributable to Matador Resources Company shareholders (non-GAAP)	$(1,338)		$(13,922)		$4,477

Basic weighted average shares outstanding, without participating securities	92,346		85,305		82,938
Dilutive effect of participating securities	—		—		706
Weighted average shares outstanding, including participating securities - basic	92,346		85,305		83,644
Dilutive effect of options, restricted stock units and preferred shares	—		—		627
Weighted average common shares outstanding - diluted	92,346		85,305		84,271
Adjusted earnings (loss) per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$(0.01)		$(0.16)		$0.05
Diluted	$(0.01)		$(0.16)		$0.05

(1) Estimated using federal statutory tax rate of 35%, which differs from the actual effective tax rate due to a full valuation allowance recognized against the deferred tax benefit.
(2) Estimated using actual tax rate for the period.

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by reducing PV-10 by the discounted future income taxes associated with such reserves.

(in millions)	At June 30, 2016	At December 31, 2015	At June 30, 2015
PV-10	$473.2	$541.6	$942.8
Discounted future income taxes	(4.9)	(12.4)	(78.7)
Standardized Measure	$468.3	$529.2	$864.1